UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 3)

Under the Securities Exchange Act of 1934

Diamond Foods Inc.

(Name of Issuer)

Common Stock, par value $0..001 per share

(Title of Class of Securities)

252603105

(CUSIP Number)

Murray A. Indick

Prides Capital Partners, L.L.C.

200 High Street, Suite 700

Boston, MA 02110

(617) 778-9200

-------------------

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 1, 2006

-----------------

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ☐.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 252603105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Prides Capital Partners, L.L.C.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

20-0654530

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER

765,204**

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER

765,204**

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

765,204**

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES

☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%

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14.	TYPE OF REPORTING PERSON

OO ( Limited Liability Company)

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** See Item 5

CUSIP NO. 252603105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Kevin A. Richardson, II

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) []
(b) ☒

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3. SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER

765,204**

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER

765,204 **

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

765,204**

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES
☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 252603105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Henry J. Lawlor, Jr.

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER

765,204**

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
765,204**

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

765,204**

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES
☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 252603105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Murray A. Indick

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER

765,204**

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
765,204**

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

765,204**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES

☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%

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14. TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 252603105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Charles E. McCarthy

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER

765,204**

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

765,204**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

765,204**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES
☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 252603105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Christian Puscasiu

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []
(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

-----------------------------------------------------------------------

8. SHARED VOTING POWER

765,204**

-----------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

765,204**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

765,204**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES
☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 252603105	SCHEDULE 13D

Item 1. Security and Issuer

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This Amendment No. 3 amends the Statement on Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2006 by Prides Capital Partners, L.L.C. a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. This amendment to the Schedule 13D relates to the shares of Common Stock, par value $0.001 per share (the “Common Stock”) of Diamond Foods, Inc., a Delaware corporation, which has its principal executive offices at 1050 South Diamond Street, Stockton, California 95205-7087. The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

Item 5. Interest in Securities of the Issuer

---------------------------------------------

(a),(b) According to the Issuer’s proxy statement filed on December 4, 2006, there were 15,737,194 shares of Common Stock issued and outstanding. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of 765,204 shares of Common Stock held by Prides Capital Partners, L.L.C. Voting and investment power concerning the above shares are held solely by Prides Capital Partners, L.L.C.

Although Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu are joining in this Schedule as Reporting Persons, the filing of this Schedule shall not be construed as an admission that any of them are, for any purpose, the beneficial owner of any of the securities that are beneficially owned by Prides Capital Partners, L.L.C.

(c) During the last 60 days, the Reporting Persons made the following sales of Common Stock in the open market :

Trade Date	Shares	Price/Share
10/23/2006	1,000	18.00
10/24/2006	9,500	17.74
10/25/2006	15,500	16.99
10/26/2006	74,000	16.77
10/27/2006	55,000	16.69
11/21/2006	4,500	17.27
12/01/2006	13,000	16.65
12/04/2006	105,000	16.68
12/05/2006	200,000	16.45

(d) Not Applicable

CUSIP NO. 252603105	SCHEDULE 13D

(e) As of December 5, 2006, the Reporting Persons ceased ownership of more than five percent of the shares of Common Stock.

Item 7. Material to be Filed as Exhibits

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Exhibit A Joint Filing Undertaking.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 6, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick		By:	/s/ Murray A. Indick
-----------------------			-----------------------
Murray A. Indick			Murray A. Indick Attorney-in-Fact

Henry J. Lawlor, Jr.		Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	-----------------------		-----------------------
	Murray A. Indick Attorney-in-Fact		Murray A. Indick Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Attorney-in-Fact

CUSIP NO. 252603105	SCHEDULE 13D

Exhibit A

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: December 6, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick		By:	/s/ Murray A. Indick
-----------------------			-----------------------
Murray A. Indick			Murray A. Indick Attorney-in-Fact

Henry J. Lawlor, Jr.		Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	-----------------------		-----------------------
	Murray A. Indick Attorney-in-Fact		Murray A. Indick Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Attorney-in-Fact